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                                                                       PAGE 1
                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of December 20, 2002 but effective as of December 1, 2002 (this "AGREEMENT"), is made and entered into by and among BROWN & BROWN, INC., a Florida corporation ("BUYER"); CHANDLER (U.S.A.), INC., an Oklahoma corporation (the "SHAREHOLDER"); CHANDLER INSURANCE COMPANY, LTD., a Cayman Islands corporation ("PARENT"; the Shareholder and Parent are sometimes collectively referred to herein as the "SELLERS"); NATIONAL AMERICAN INSURANCE COMPANY, an Oklahoma corporation ("NAICO"); W. BRENT LAGERE, a resident of the State of Oklahoma ("LAGERE"); and MARK T. PADEN, a resident of the State of Oklahoma (together with LaGere, each a "PRINCIPAL" and collectively, the "PRINCIPALS"). The Sellers, NAICO, and the Principals are sometimes collectively referred to herein as the "SELLING PARTIES".

                                   BACKGROUND

     The Shareholder owns all of the outstanding capital stock of LaGere & Walkingstick Insurance Agency, Inc., an Oklahoma corporation (the "COMPANY"). The Principals are the sole shareholders of Parent, which in turn is the indirect shareholder of the Shareholder. The Company is engaged primarily in the insurance agency business in the State of Oklahoma. The Shareholder wishes to sell all of the outstanding shares of the Company to Buyer, and Buyer desires to acquire such shares, upon the terms and conditions expressed in this Agreement (the "ACQUISITION"). Parent (including its subsidiaries), NAICO and the Principals are each an "affiliate" of the Company, as such term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended) (an "AFFILIATE"), and wish to enter into this Agreement to provide certain non-competition, indemnification and other assurances to Buyer as a material inducement for Buyer to enter into the Acquisition and the other transactions contemplated by this Agreement (collectively, the "CONTEMPLATED TRANSACTIONS").

     THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, each agree as follows:

                                    ARTICLE 1
THE ACQUISITION

     Section 1.1PURCHASE AND SALE OF SHARES. (a) On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase one thousand (1,000) shares of common stock of the Company, par value $1.00 per share (the "COMPANY SHARES"), from the Shareholder, and the Shareholder agrees to sell all of the Company Shares to Buyer, free and clear of all Encumbrances (as defined below). The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company as of the Closing Date. The Company Shares shall be sold to Buyer for the consideration specified in SECTION 1.2.

          (b) For purposes of this Agreement, the term "ENCUMBRANCE" means any charge, claim, community or other marital property interest, condition, equitable interest, lien,

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                                                                       PAGE 2

option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

     Section 1.2 PURCHASE PRICE. (a) The purchase price for the Company Shares (the "TOTAL PURCHASE PRICE") shall be equal to:

                  (i)     An amount equal to eighty percent (80%) of the sum of:

                          (A)     1.5 TIMES the average annual Core Revenue (as
defined below) earned by the Company during the two (2)-year period ending November 30, 2004 (the "REGULAR ACCOUNTS EARN-OUT PERIOD") from those accounts within the Purchased Book of Business (as defined below) generating $50,000.00 or less in annual Core Revenue as of the Effective Date (as defined in SECTION
2.7 hereof) (the "REGULAR ACCOUNTS AMOUNT"); PLUS

                          (B)     0.5 TIMES the actual annual contingent
commissions received by the Company during the two (2) consecutive twelve
(12)-month periods ending November 30, 2003 and November 30, 2004, respectively (the "CONTINGENT AMOUNT"); PLUS

                          (C)     0.5 TIMES the annual Core Revenue earned by
the Company during the three (3)-year period ending November 30, 2005 (the "LARGE ACCOUNTS EARN-OUT PERIOD") from those accounts, as renewed, within the Purchased Book of Business generating more than $50,000.00 in annual Core Revenue as of the Effective Date (the "LARGE ACCOUNTS AMOUNT"); MINUS

                  (ii) The aggregate consideration to be paid to the Principals, Parent and NAICO for their respective Non-Compete Covenants and Non-Solicitation Covenants as defined under SECTION 6.5 hereof and as set forth in SCHEDULE 1.2(a)(ii) hereto (the "NONCOMPETE AMOUNT"); PROVIDED, HOWEVER, that neither the aggregate Noncompete Amount nor the allocation of the Noncompete Amount set forth in SCHEDULE 1.2(a)(ii) shall be deemed or construed to limit the amount recoverable by Buyer in the event of a breach of the covenants of any of the Selling Parties contained in SECTION 6.5, which amount shall rather be measured by the amount of any Adverse Consequences suffered or incurred by Buyer;

PROVIDED, HOWEVER, that:

                  (x) The minimum Purchase Price shall equal $3,607,680.37, which is equal to seventy-five percent (75%) of 1.5 TIMES $3,206,827.00, the Core Revenue generated by the Current Book of Business (as defined below) during the twelve (12)-month period ended November 30, 2002 (the "MINIMUM PURCHASE PRICE AMOUNT");

                  (y) The maximum Purchase Price shall equal $6,012,800.62, which is equal to one hundred twenty-five percent (125%) of 1.5 TIMES Core Revenue generated by the Current Book of Business during the twelve (12)-month period ended November 30, 2002 (the "MAXIMUM PURCHASE PRICE AMOUNT"); and

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                                                                       PAGE 3

                  (z) Subject to the Minimum Purchase Price Amount, (i) in the event that the profit center formed to operate the Company's business (the "NEW PROFIT CENTER") does not maintain an average annual Operating Profit (as defined below) margin of at least twenty-five percent (25%) as of the end of the two (2)-year period ending November 30, 2004, then the amount of the Regular Accounts Amount payable at that time shall be reduced by an amount equal to the Regular Accounts Amount TIMES the difference between the New Profit Center's actual Operating Profit Margin and twenty-five percent (25%), and (ii) in the event that (A) NAICO's A.M. Best rating drops below "B++" at any time during the three (3)-year period following the Effective Date and Buyer exercises its right, as described below, to rewrite any business written with NAICO with Buyer's carriers, or (B) NAICO enters into receivership, makes an assignment for the benefit of creditors, or a petition for bankruptcy protection is filed voluntarily by NAICO or involuntarily against NAICO that is not dismissed within ten (10) days after such filing, any unearned, return premium amounts relating to business written with NAICO due to the accounts comprising the Purchased Book of Business shall be offset against any Purchase Price amounts otherwise due to the Shareholder.

          (b)     As defined herein, the term:

                  (i) "CORE REVENUE" means commission revenue net of any commissions paid to any third party producing agent or agency, or to any third party broker, but shall not include late fees charged to clients, contingent commissions, override commissions, first year life insurance commissions, any life insurance commissions for policies written on the lives of any director, officer or key employee of the Company, the Shareholder, Parent, NAICO, or any other Affiliate of any of the foregoing entities, or any family member of any director, officer or key employee of the Company, the Shareholder, Parent, NAICO, or any other Affiliate of any of the foregoing entities, or any income item (such as interest and countersignature fees) other than earned commissions and fees earned in lieu of commissions. Revenues generated from any one account shall not be included more than once in any twelve (12)-month period in determining Core Revenue for such period. Core Revenue shall be determined in accordance with generally accepted accounting principles and in any event in accordance with Buyer's standard accounting methodology and procedures. Specifically, direct bill revenue is recognized when received (cash basis) and agency bill revenue is recognized on the later of the effective date of the policy installment or the date the installment is billed to the customer.

                  (ii) "PURCHASED BOOK OF BUSINESS" means (A) those active accounts (I.E., accounts that have not canceled or non-renewed) of the Company as of Closing, excluding any sub-brokered or co-brokered accounts (the "CURRENT BOOK OF BUSINESS"), PLUS (B) any new business generated by the New Profit Center during the two (2)-year or three (3)-year earn-out period, as applicable, MINUS (net of) (C) any business lost during the applicable
Earn-Out Period and excluding any agency or book of business acquired by the New Profit Center during the Earn-Out Period. The Purchased Book of Business shall only include accounts that are one hundred percent (100%) owned as of the end of the Earn-Out Period; no revenue would be included for co-brokered or sub-brokered accounts.

                  (iii) "OPERATING PROFIT" means the excess of revenues (excluding contingent commission revenues except as described below) over expenses, determined in

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                                                                       PAGE 4

accordance with generally accepted accounting principles and in any event pursuant to Buyer's usual methods and conventions of accounting, as reflected in the pro forma profit and loss statement attached hereto as
SCHEDULE 1.2(b)(iii) (the "PRO FORMA").

                          (A)     Operating income as set forth in the Pro
Forma reflects the annual average contingent commission revenues generated by the Company (whether or not actually received by the Company) over the sixty
(60)-month period prior to Closing. Buyer shall determine the amount of profit-sharing and contingent commission revenue to be included within Operating Profit during the Regular Accounts Earn-Out Period by calculating the annual average profit-sharing and contingent commission revenues over the sixty (60)-month period prior to such determination (I.E., Buyer shall calculate the annual average for the sixty (60)-month period ending as of the end of the Regular Accounts Earn-Out Period).

                          (B)     Among other things in determining Operating
Profit, direct bill commission revenue shall be deemed earned on the cash method and agency bill commission income shall be deemed earned on the later of the policy's effective date or the policy installment billing date.
However, in no event shall there be more than twelve (12) months of revenue in any twelve (12) month-period. Further, as to any account (i) for which greater than $100,000 in commission revenue has been booked in the six (6)-month period prior to Closing, or (ii) which generates revenues, regardless of amount, in the form of fees rather than commissions, such commission or fee revenue (as the case may be) and related expense shall be treated as being earned and incurred pro-rata over the Regular Accounts Earn-Out Period.

                          (C)     Revenues during the Earn-Out Period shall
exclude any life insurance commissions for policies written on the lives of any director, officer or key employee of the Company, the Shareholder, Parent, NAICO, or any other Affiliate of any of the foregoing entities, or any family member of any director, officer or key employee of the Company, the Shareholder, Parent, NAICO, or any other Affiliate of any of the foregoing entities.

                          (D)     Expenses shall include all standard corporate
charges of Buyer as reflected in the Pro Forma, including but not limited to: an overhead charge based on revenues (net of commission and fee expenses) as calculated in the manner set forth in the Pro Forma (which shall be set at four percent (4.0%) for purposes of determining the Purchase Price); charges for insurance coverages allocated in the manner shown in the Pro Forma; charges up to the first $25,000.00 of any judgment or settlement amounts, and the full amount of all related legal fees, costs and expenses, with respect to any errors and omissions claim or unlawful discrimination or harassment claim after the Closing Date against the New Profit Center to which Buyer's errors and omissions (E&O) policy or employment practices liability (EPL) policy, as the case may be, must respond (Parent shall be responsible for the full amount of any deductibles or legal fees, costs or expenses for any such claims as to which its applicable tail policy must respond); one hundred percent (100%) of the profit center bonus payable to the New Profit Center for the applicable period, in accordance with Buyer's profit center bonus program as set forth in
SCHEDULE 1.2(b)(iii)(D); but shall not include income Taxes or amortization expense. Expenses associated with the office relocation to the Oklahoma City metropolitan area shall also be excluded for purposes of determining Operating Profit, PROVIDED that, in the event such relocation occurs within the six-(6) month period following the Effective Date, any rental

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                                                                       PAGE 5
expense attributable to the new office location shall not be excluded for purposes of determining Operating Profit. In determining Operating Profit, accounts receivable aged in excess of fifty-nine (59) days are written off as bad debt expense; PROVIDED, HOWEVER, that accounts receivable aged in excess of forty-five (45) days as of February 15, 2006 shall also be written off as bad debt expense.

                          (E)     Additionally, the Shareholder must
immediately apply for and maintain a term life insurance policy on the life of Company employee Malinda Laird ("LAIRD") with limits at least equal to the Minimum Purchase Price Amount and with a term at least equal to the Large Accounts Earn-Out Period. Such term life insurance policy shall be assigned to Buyer pursuant to the Assignment of Life Insurance Policy described in
SECTION 2.2(d) hereof, and must provide Buyer with the right to be informed if the premium for such policy has not been paid by Parent, as well as the right in such event to pay such premium (or, if such policy is canceled for non-payment, Buyer may obtain a term life insurance policy on the life of Laird with Buyer named as beneficiary). In the event Buyer must pay such premium for such assigned policy or, if canceled, must pay premium for a new term life policy, such premium shall be included as an expense within the New Profit Center income statement.

                          (F)     The Pro Forma sets forth the parties' current
expectation as to revenues and expenses for the first twelve (12)-month measurement period of the Regular Accounts Earn-Out Period. In determining Operating Profit in the second and third twelve (12)-month measurement periods of the Regular Accounts Earn-Out Period, expenses shown in the Pro Forma for the first twelve (12)-month measurement period shall be subject to normal and prudent increases in the second and third twelve (12)-month measurement periods to reflect normal increases incident to the business, such as pay raises for non-commission employees that the parties expect shall average three and one-half percent (3.5%) per year, and otherwise in a manner consistent with Buyer's accounting methodology as of the Closing Date. Line item expenses may be decreased in certain cases, but only upon agreement of Buyer based on the most recent year's operating results of the New Profit Center. Without limiting the foregoing:

                                  (1)     There shall be no material staff
reductions unless dictated by a corresponding reduction in business or, in individual cases and with Buyer's reasonable prior written approval, unless there is a legitimate business reason unrelated to the determination of the Purchase Price. In addition, the method of revenue and expense recognition in the second twelve (12)-month measurement period must be consistently applied (I.E., the changeover from the Company's system of revenue and expense recognition to that of Buyer must be completed prior to the end of the first twelve (12)-month measurement period);

                                  (2)     An amount equal to two-thirds (2/3)
of any profit center bonus payable to the New Profit Center shall be allocated to the New Profit Center for distribution at the sole discretion of the New Profit Center Manager, and the remaining one-third (1/3) amount shall be allocated to Buyer; and

                                  (3)     No Buyer acquisitions made in the
Oklahoma City metropolitan area shall be merged into the New Profit Center until the Large Accounts Earn-Out Period is concluded, unless mutually agreed-upon by the parties (or, if Buyer nevertheless merges

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                                                                       PAGE 6

any acquisition into the New Profit Center without such mutual agreement, any revenue or expenses attributable to such acquisition shall be excluded for purposes of determining Operating Profit for the New Profit Center).

                          (G)     It is the intention of the parties that the
New Profit Center Manager shall have broad discretion to run the New Profit Center, within sound business practices and overall corporate policies existing as of the Closing Date. Notwithstanding the foregoing, Buyer shall not take action to increase expenses to the New Profit Center during the Earn-Out Period for the primary purpose of minimizing the Purchase Price.

          (c) Subject to SECTION 1.2(d), the Purchase Price shall be paid to the Shareholder as follows:

                  (i) A down payment of $3,246,912.33 (the "DOWN PAYMENT AMOUNT"), which is equal to ninety percent (90%) of the Minimum Purchase Price Amount, shall be paid to the Shareholder at the Closing;

                  (ii) The Non-Compete Amount shall be paid in appropriate amounts to the Principals, Parent and NAICO pursuant to SCHEDULE 1.2(a)(iv) hereto at the Closing;

                  (iii) Buyer shall calculate and, subject to the Minimum and Maximum Purchase Price Amounts, pay (A) the first Contingent Amount, (B) the first Large Accounts Amount, and (C) the remaining ten percent (10%) of the Minimum Purchase Price Amount (the "HOLDBACK AMOUNT"), to the Shareholder on or before December 31, 2003;

                  (iv) Buyer shall calculate the final Regular Accounts Amount, the second Contingent Amount and the second Large Accounts Amount, and, subject to the Minimum and Maximum Purchase Price Amounts, pay the resulting amounts, less the Minimum Purchase Price Amount (including the Holdback Amount), to the Shareholder on or before December 31, 2004; and

                  (v) Buyer shall calculate and, subject to the Minimum and Maximum Purchase Price Amounts, pay the third and final Large Accounts Amount to the Shareholder on or before February 15, 2006.

No portion of the Purchase Price shall bear interest.

          (d) The deferred portions of the Purchase Price described in CLAUSES (iii), (iv), AND (v) of SECTION 1.2(c) shall be subject to reduction by Buyer to offset any obligations of the Sellers under the indemnification provisions contained in ARTICLE 8 hereof. As additional security, at the Closing, the Shareholder, Buyer and Bank of Oklahoma , as trustee (the "TRUSTEE"), shall enter into a Trust Agreement substantially in the form of
EXHIBIT 2.2(v)(ii) hereto (the "TRUST AGREEMENT"), pursuant to which the Shareholder shall deposit with the Trustee, and maintain a minimum aggregate balance during the term of the Trust Agreement of $500,000.00 in "Assets" (as defined in the Trust Agreement). Satisfaction of any indemnity obligations from the deferred portion of the Purchase Price and/or the Assets on deposit with the

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                                                                       PAGE 7

Trustee pursuant to the Trust Agreement shall not operate to waive the indemnification obligations of the Sellers contained in ARTICLE 8 for damages incurred by Buyer in excess of such aggregate amounts.

                                        ARTICLE 2
                             CLOSING, ITEMS TO BE DELIVERED,
                         FURTHER ASSURANCES, AND EFFECTIVE DATE

     Section 2.1 CLOSING. The consummation of the Acquisition (the "CLOSING") shall take place at 9 a.m., local time, on December 20, 2002 (the "CLOSING DATE"), at Buyer's office located at 401 E. Jackson Street, Suite 1700, Tampa, Florida 33602 unless another date or place is agreed to by the parties hereto.

     Section 2.2  CLOSING OBLIGATIONS.  At the Closing:

          (a)     The Shareholder shall deliver to Buyer:

                  (i)     Certificates representing the Company Shares to
Buyer, with executed and notarized stock powers attached, for transfer to Buyer;

                  (ii) A release in the form of EXHIBIT 2.2(a)(ii), executed by the Selling Parties (the "RELEASE");

                  (iii) Written opinion of the General Counsel of the Company, dated as of the Closing Date in substantially the form of EXHIBIT 2.2(a)(iii), with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the "OPINION OF SHAREHOLDER'S COUNSEL");

                  (iv) An Employment agreement in the form of EXHIBIT 2.2(a)(iv), executed by Laird (the "LAIRD EMPLOYMENT AGREEMENT");

                  (v) Buyer's standard employment agreement, which contains confidentiality and non-solicitation provisions, executed by each employee of the Company whom Buyer wishes to retain (the "STAFF EMPLOYMENT AGREEMENTS");

                  (vi) The Trust Agreement in the form of EXHIBIT 2.2(a)(vi) hereto, duly executed by the Shareholder ;

                  (vii) Written consent for the Acquisition, in form and substance reasonably acceptable to Buyer, obtained from those parties identified on SCHEDULE 3.5;

                  (viii) Duly adopted resolutions of the Shareholder's Board of Directors satisfactory to Buyer in its sole discretion, approving the sale of the Company Shares in accordance with the terms and conditions of this Agreement (the "SHAREHOLDER BOARD RESOLUTIONS"); and

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                                                                       PAGE 8

                  (ix) Duly adopted resolutions of the Company's Board of Directors satisfactory to Buyer in its sole discretion (A) providing that the Company shall no longer be a participating and/or adopting employer in the Shareholder's Employee Benefit Plans (as defined in SECTION 3.17 hereof), effective as of the date prior to the Closing Date, (B) authorizing the officers of the Company to terminate, effective as of the Effective Date, that certain Administrative Support Agreement by and among the Company, the Shareholder and NAICO, (C) terminating any life insurance policies procured by the Company for its benefit on the lives of any director, executive or other officer of the Company, together with any agreements to provide any of such life insurance policies at the expense of the Company, and (D) if applicable, terminating any and all leases of employee vehicles and any agreements with employees related to the provision of Company vehicles, or for the payment of a periodic vehicle allowance, by the Company, PROVIDED, however, that the Sellers may continue, in their name and at their sole expense, to continue any such vehicle leases or agreements, PROVIDED FURTHER, however, that the Company shall be (i) indemnified and held harmless by the Selling Parties in accordance with SECTION 8.2(b) hereof with respect to any acts or omissions of any individuals operating such vehicles, and (ii) maintained as a named insured on any auto insurance policies in place with respect to such vehicles (the "COMPANY BOARD RESOLUTIONS"); and

          (b)     Buyer shall deliver to the Shareholder:

                  (i) A check (or, upon the Shareholder's written request prior to the Closing Date, Buyer shall initiate a wire transfer of immediately available funds to one or more accounts designated by Shareholder ) for the Down Payment Amount;

                  (ii) A promissory note with respect to the portion of the Holdback Amount to be paid pursuant to SECTION 1.4(c)(iii)(C) hereof, substantially in the form of EXHIBIT 2.2(b)(ii), executed by Buyer (the "PROMISSORY NOTE");

                  (iii)   The Release, executed by Buyer; and

                  (iv)    The Trust Agreement, executed by Buyer.

          (c) Within ten (10) days after the issuance of the term life insurance policy described in SECTION 1.2(b)(iii)(E) hereof, the Shareholder shall deliver to Buyer an Assignment of Life Insurance Policy in the form of
EXHIBIT 2.2(c), executed by the Shareholder (the "ASSIGNMENT OF LIFE INSURANCE POLICY").

     Section 2.4 MUTUAL PERFORMANCE. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in ARTICLES 6 and 7 hereof.

     Section 2.5 THIRD PARTY CONSENTS. To the extent that the Company Shares may not be transferred to Buyer hereunder without the consent of another person which has not been obtained (including, without limitation, those persons described in SCHEDULE 3.5 hereof), this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Shareholder, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyer's rights so that Buyer would not in effect acquire the benefit of all such rights, the Shareholder, to the maximum extent permitted by law, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

     Section 2.6 FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request, the Shareholder shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Company Shares. Each of the parties hereto shall cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     Section 2.7 EFFECTIVE DATE. The Effective Date of this Agreement and all related instruments executed at the Closing shall be December 1, 2002, unless otherwise specified. Notwithstanding the foregoing, the Company shall retain the risk of loss for errors and omissions committed up until the latter of the Effective Date or the Closing Date.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Shareholder and Parent, jointly and severally, represent and warrant to Buyer as follows:

     Section 3.1 ORGANIZATION. The Company is a corporation organized and in good standing under the laws of the State of Oklahoma and its status is active. The Company has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

     Section 3.2 AUTHORITY. The Sellers each have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the "CONTEMPLATED TRANSACTIONS"). This Agreement has been duly executed and delivered by the Sellers and constitutes their valid and binding obligation, enforceable against the Sellers, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

     Section 3.3 CAPITALIZATION. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Company Shares have been duly issued and are fully paid and nonassessable. All of the Company Shares are owned and held by the

Shareholder, free and clear of all Encumbrances whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of the Company.

     Section 3.4 CORPORATE RECORDS. The Sellers have delivered to Buyer correct and complete copies of the Articles of Incorporation and Bylaws of the Company, each as amended to date. The minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company are correct and complete and have been made available for inspection by Buyer. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

     Section 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except as set forth in SCHEDULE 3.5, neither the execution, delivery or performance of this Agreement by Parent nor the consummation by them of the Contemplated Transactions nor compliance by them with any of the provisions hereof shall
(i) conflict with or result in any breach of any Governing Documents (as defined below) of the Company or Parent, (ii) require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "GOVERNMENTAL ENTITY"), (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which the Company or either of the Sellers is a party or by which the Company, either of the Sellers or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, either of the Sellers, or any of their respective properties or assets, except in the case of (iii) or (iv) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Change (as defined in SECTION 3.7(b) hereof) on the Company or Buyer's ownership of the Company Shares.

          (b) As used herein, the term "GOVERNING DOCUMENTS" means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

     Section 3.6 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of the Company's assets, properties or rights, or any interests therein.

     Section 3.7 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE; NO UNDISCLOSED LIABILITIES.

          (a) SCHEDULE 3.7(a) sets forth true and complete copies of (i) the Company's balance sheet at December 31, 2001 (the "YEAR-END BALANCE SHEET") and the related statement of income for the fiscal year then ended, and (ii) the Company's balance sheet (the "INTERIM BALANCE SHEET") at
November 30, 2002 (the "BALANCE SHEET DATE") and the related statement of income for the eleven (11) months then ended (collectively, the "FINANCIAL STATEMENTS"). All of such Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved (subject, in the case of interim period statements, to normal recurring audit adjustments). Such balance sheets within the Financial Statements fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. The Company's financial books and records are accurate and complete in all material respects. The Company has not guaranteed any premium financing on behalf of its customers.

          (b) Since the Balance Sheet Date, there has not been any material adverse change in the business, operations, prospects, assets, liabilities, results of operations or condition (financial or other) of the Company or the Company's business (a "MATERIAL ADVERSE CHANGE"), and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

          (c) Except as set forth in SCHEDULE 3.7(c), the Company has no Liabilities except for Liabilities reflected or reserved against in the Year-End Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of the Company (as defined in SECTION 3.8(b) hereof) since the Balance Sheet Date.

     Section 3.8 ORDINARY COURSE OF BUSINESS. (a) Since the Balance Sheet Date, the Company has carried on the Ordinary Course of Business in substantially the manner heretofore conducted and has taken no unusual actions in contemplation of the Contemplated Transactions, except with the consent of Buyer. All of the Company's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and shall be paid in accordance with their terms at their recorded amounts.

          (b) As used herein, the term "ORDINARY COURSE OF BUSINESS" means an action taken by a Person but only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

     Section 3.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in SCHEDULE 3.9, since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) change in the Company's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Company or issuance of any security convertible into such capital stock;

          (b)     amendment to the Governing Documents of the Company;

          (c) payment (except in the Ordinary Course of Business) or increase by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee;

          (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan (as defined in SECTION 3.17 hereof);

          (e) damage to or destruction or loss of any Acquired Asset, whether or not covered by insurance;

          (f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which the Company is a party, or
(ii) any Contract or transaction involving a total remaining commitment by the Company of at least $5,000.00;

          (g) sale, lease or other disposition of any Asset or property of the Company (including the Intellectual Property Assets) or the creation of any Encumbrances on any Acquired Asset;

          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000.00;

          (i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with the Company;

          (j) material change in the accounting methods used by the Company; or

          (k)     Contract by the Company to do any of the foregoing.

     Section 3.10 ASSETS. (a) The Company owns and holds, free and clear of any Encumbrances or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in SCHEDULE 3.10(a) (the "CURRENT BOOK OF BUSINESS"), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. All customer accounts listed in SCHEDULE 3.10(a) represent current customers of the Company and none of such accounts has been cancelled or transferred as of the date hereof. None of the accounts shown in SCHEDULE 3.10(a) represents business that has been brokered by the Company on behalf of a third party.

          (b) SCHEDULE 3.10(b) lists all material contracts, agreements and other written arrangements to which the Company is a party, including, without limitation, the following:

                  (i) any written arrangement (or group of written arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

                  (ii) any written arrangement concerning a partnership or joint venture;

                  (iii) any written arrangement (or group of written arrangements) under which the Company has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000.00 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

                  (iv)    any employment or independent contractor agreement;

                  (v) any written arrangement concerning confidentiality or non-competition;

                  (vi) any written arrangement involving the Company and its present or former affiliates, officers, directors or shareholders;

                  (vii) any written arrangement under which the consequences of a default or termination could have a Material Adverse Change on Buyer or the Company; or

                  (viii) any other written arrangement (or group of related arrangements) either involving more than $10,000.00 or not entered into in the ordinary course of business.

The Company is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in SCHEDULE 3.10(b). The Company has delivered to Buyer a correct and complete copy of each written arrangement, as amended to date, listed in
SCHEDULE 3.10(b). Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

          (c) The Company owns or leases all tangible assets necessary for the conduct of its business. All equipment, inventory, furniture and other assets owned or used by the Company in its business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and the purposes for which such assets are used and for which they are held by the Company are not in violation of any statute, regulation, covenant or restriction. The Company owns or leases all office furniture, fixtures and equipment in its offices located in Chandler, Oklahoma.

          (d) All notes and accounts receivables of the Company are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Sellers or the Company has Knowledge, are presently current and collectible, and shall be collected in accordance with their terms at their recorded amounts. All of the Company's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and shall be paid in accordance with their terms at their recorded amounts.

     Section 3.11 LITIGATION AND CLAIMS. (a) Except as disclosed in SCHEDULE 3.11, there is no Proceeding (as defined below) pending or, to the Knowledge of the Sellers or the Company, threatened against the Company, and no circumstances exist that could reasonably form a basis for such a Proceeding to be initiated or threatened. The Company is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an Material Adverse Change on the Company or Buyer or would prevent either of the Sellers from consummating the Contemplated Transactions. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to Parent or the Company has been filed by or, to the Knowledge of Parent or the Company, against Parent or the Company, nor shall either of the Sellers or the Company file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same shall be promptly discharged. Each of the Sellers is solvent on the date hereof and shall be solvent on the Closing Date. Neither of the Sellers nor the Company has, and at the Closing Date shall not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts, nor shall either of the Sellers permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

          (b) For purposes of this Agreement, the term "PROCEEDING" means any action, arbitration, audit, charge, claim, complaint, demand, hearing, investigation, litigation, notice or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     Section 3.12 COMPLIANCE WITH APPLICABLE LAW. (a) The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the insurance agency business (collectively, the "PERMITS"), and the Company is in compliance with the terms of the Permits, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have an Material Adverse Change on its business.

          (b) The business of the Company is not being conducted in violation of any Legal Requirement, including, without limitation, (i) the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and any applicable federal or state regulations promulgated pursuant thereto, or (ii) any Legal Requirement prohibiting the making or offering of any improper gifts, "kickbacks", contributions or other illegal or improper payments), except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have an Material Adverse Change on its business.

          (c) Without limiting the foregoing, the Company's revenues as set forth in the Financial Statements do not include any fees received in addition to, or in lieu of, commissions from any account, except as permitted by applicable Legal Requirements, and the Company is otherwise in compliance with applicable Legal Requirements regarding rebating, excess fees and charges, and other unfair insurance trade practices.

     Section 3.13 TAX RETURNS AND AUDITS. (a) The Company has timely filed all federal, state, local and foreign Tax (as defined below) returns, including all amended returns, in each jurisdiction where the Company is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all Taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all Taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such returns. The Company is not currently subject to any audits with respect to any federal, state, local or foreign Tax returns required to be filed and there are no unresolved audit issues with respect to prior years' Tax returns. There are no circumstances or pending questions relating to potential Tax liabilities nor claims asserted for Taxes or assessments of the Company that, if adversely determined, could result in a Tax liability that would have a Material Adverse Change on the Company or Buyer for any period. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and the Company has timely filed all unclaimed property reports required to be filed with such state taxing authorities. The Company does not purge its records of uncashed checks periodically.

          (b) For purposes of this Agreement, the term "TAX" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or any other Contract.

     Section 3.14 NON-SOLICITATION COVENANTS. The Company is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.

     Section 3.15 INSURANCE POLICIES; ERRORS AND OMISSIONS, EMPLOYMENT PRACTICES LIABILITY AND EMPLOYEE DISHONESTY COVERAGE.

          (a) SCHEDULE 3.15(a) sets forth a complete and correct list of all insurance policies held by the Company with respect to its business (including, without limitation, errors and omissions (E&O), employment practices liability (EPL), and employee dishonesty coverage), and true and complete copies of such policies have been delivered to Buyer. The Company has complied with all the provisions of such policies and the policies are in full force and effect.

          (b) The Company has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in a liability for errors or omissions in the conduct of its insurance business or employment practices liability (EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against the Company are set forth in
SCHEDULE 3.11. The Company has E&O insurance coverage in force, with minimum liability limits of $10 million per claim and $10 million aggregate, with a deductible of $50,000.00 per claim. The Company has EPL insurance coverage in force, with minimum liability limits of $2 million per claim and $2 million aggregate, with a deductible of $5,000.00, and the Sellers shall provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. The Company has had the same or higher levels of E&O and EPL coverage continuously in effect for at least the past five (5) years.

          (c) SCHEDULE 3.15(c) sets forth a complete and correct list of all employee dishonesty losses incurred and/or claims made by the Company. The Company has employee dishonesty insurance coverage in force, with minimum limits of $2 million per occurrence and $2 million aggregate, with a deductible of $25,000.00, and the Sellers shall provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. The Company has complied with all the provisions of its employee dishonesty bonds or policies and the Company has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

     Section 3.16 EMPLOYEES. Except as disclosed in SCHEDULE 3.10(b), all employees of the Company are employees at will, and the Company is not a party to any written contract of employment. None of the Company's employees is currently being treated for a major medical condition.

     Section 3.17 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.17 lists each Employee Benefit Plan (as defined below) that the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "COMPANY ERISA AFFILIATE") maintains or to which the Company or any Company ERISA Affiliate contributes.

          (a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

          (b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "EMPLOYEE WELFARE BENEFIT PLAN" as such term is defined in ERISA Section 3(1).

          (c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "EMPLOYEE PENSION BENEFIT PLAN" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

          (d) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

          (e) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          (f) The Company has delivered (or no later than sixty (60) days prior to the Closing Date shall deliver) to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

          (g) With respect to each Employee Benefit Plan that the Company or any Company ERISA Affiliate maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                  (i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No Proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer
Plan) has been instituted or, to the Knowledge of the Sellers or the Company, threatened.

                  (ii) There have been no "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers or the Company, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any basis for any such Proceeding.

                  (iii) The Company has not incurred, and none of the Company, the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                  (iv) Neither the Company nor any Company ERISA Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                  (v) Neither the Company nor any Company ERISA Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

As used in this Agreement, the term "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qalified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     Section 3.18  INTELLECTUAL PROPERTY.

          (a) Except as set forth on SCHEDULE 3.18, the Company has no trade name, service mark, patent, copyright, trademark or other Intellectual Property related to its business.

          (b) The Company has the right to use the Intellectual Property listed in SCHEDULE 3.18, and except as otherwise set forth therein, the Intellectual Property is, and will be on the Closing Date and the Effective Date, free and clear of all royalty obligations and Liens. There are no Proceedings pending, or to the Knowledge of the Sellers or the Company, threatened, asserting that the Company's use of any of the Intellectual Property listed on

SCHEDULE 3.18 infringes the rights of any Person. Neither the Sellers nor the Company has any Knowledge of any use of any of the Intellectual Property constituting an infringement thereof and neither of the Sellers has any right, claim or interest in or to any of the Intellectual Property.

          (c) The Company is not a party in any capacity to any franchise, license or royalty agreement respecting any of the Intellectual Property and there is no conflict with the rights of others in respect to any of the Intellectual Property now used in the conduct of its business.

          (d) The current software applications used by the Company in the operation of its business are set forth and described on SCHEDULE 3.18 hereto (the "SOFTWARE"). The Software, to the extent it is licensed from any third party licensor or it constitutes "off-the-shelf" software, is held by the Company under valid, binding and enforceable licenses and is fully transferable to the Buyers without any third party consent. All of the Company's computer hardware has validly licensed software installed therein. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

          (e)     As used in this Agreement the term:

                  (i) "INTELLECTUAL PROPERTY" and "INTELLECTUAL PROPERTY ASSETS" mean (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and Confidential Information (as defined below) including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all registered domain names, website content, website related software, and all other Internet related tools and applications, (H) all other proprietary rights, and (I) all copies and tangible embodiments thereof (in whatever form or medium).

                  (ii) "CONFIDENTIAL INFORMATION" includes any and all of the following information that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any Person or its Representatives (collectively, a "DISCLOSING PARTY") to another Person or its Representatives (collectively, a "RECEIVING PARTY"): (A) all information that is a trade secret under applicable trade secret or other law; (B) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (C) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (D) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

     Section 3.19  REAL PROPERTY.

          (a) Within the last sixty (60) days prior to the Closing Date, the Company held marketable title in fee simple to the land and building located at 1006 Manvel Avenue, Chandler, Oklahoma 74834-3854 (the "REAL PROPERTY"), free and clear of all Encumbrances whatsoever, other than (i) zoning ordinances, (ii) easements, agreements and restrictions of record, none of which materially adversely affects the value of the Real Property, and
(iii) real estate Taxes due and payable after the Closing Date (collectively, the "PERMITTED EXCEPTIONS"). Other than a lease of a portion of the Real Property to NAICO, no person or entity has any title to or interest in or right to possess the Real Property or any portion thereof, other than the Company. The Company has duly distributed all of its right, title and interest in and to the Real Property to the Shareholder prior to the Closing Date.

          (b) All real estate Taxes, installments of assessments and municipal liens such as water and sewer on the Real Property required to be paid by the Company prior to Closing have been or shall be paid prior to Closing, including any applicable interest or late fees. None of the Sellers or the Company has no Knowledge of, or have received no notice of, any assessments against the Real Property.

     Section 3.20  ENVIRONMENT, HEALTH, AND SAFETY.

          (a) The Company and its predecessors and affiliates have complied with all Environmental, Health, and Safety Laws, and no Proceeding has been filed, commenced or, to the Knowledge of the Sellers or the Company, threatened against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Company and its predecessors and Affiliates has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

          (b) The Company has no liability (and none of the Company and its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future Proceeding against the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (c) No Hazardous Materials have been placed on or in any structure on the Real Property by the Company or, to the Knowledge of the Sellers or the Company, by any prior owner or user of the Real Property. No underground storage tanks for petroleum or any other substance, or underground piping or conduits are or to the Knowledge of the Sellers or the Company, have previously been located on the Real Property. To the Knowledge of the Sellers or the Company, no other party has caused the release of or contamination by Hazardous Materials on the Real Property. The Company has provided, or no later than sixty (60) days prior to the Closing Date (and thereafter, as such items are received by the Company) shall provide, Buyer with all environmental studies, records and reports in its possession or control, and all correspondence with any governmental entities, concerning environmental conditions of the Real Property.

          (d) All properties and equipment used in the business of the Company and its predecessors and affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

          (e)     As used in this Agreement, the term:

                  (i) "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

                  (ii) "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

                  (iii) "HAZARDOUS MATERIALS" means any "toxic substance" as defined in 15 U.S.C. Sections 2601 ET SEQ. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. Sections 9601 ET SEQ. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

     Section 3.22 DISCLOSURE. (a) None of the representations and warranties of the Shareholder set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

          (b) Neither the Sellers nor the Company has any Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may have a Material Adverse Change on the Company or Buyer that has not been set forth in this Agreement or the attached Schedules.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Sellers as follows:

     Section 4.1 ORGANIZATION. Buyer is a corporation organized under the laws of the State of Florida and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Change.

     Section 4.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.

     Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by it of the Contemplated Transactions nor compliance by it with any of the provisions hereof shall (a) conflict with or result in any breach of any provision of its Governing Documents, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or
(c) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound.

     Section 4.4 SECURITIES LAW REPRESENTATIONS. (a) Buyer was granted access to the business premises, offices, properties, and business, corporate and financial books and records of the Company. Buyer was permitted to examine the foregoing records, to question officers of the

Company, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of the Company. The Sellers have furnished to Buyer all information regarding the business and affairs of the Company that Buyer requested.

          (b) Because of its considerable knowledge and experience in financial and business matters, Buyer is able to evaluate the merits, risks, and other factors bearing on the suitability of the Company Shares as an investment.

          (c) Buyer's annual income and net worth are such that it would not now be, and does not contemplate being, required to dispose of any investment in the Company Shares, including the risk of losing all or any part of its investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Company Shares for an indefinite period. Buyer recognizes that the Company Shares shall not be registered under the Securities Act of 1933 and shall therefore constitute "restricted securities," which means, among other things, that Buyer generally shall not be able to sell the Company Shares for a period of at least one (1) year following the Closing Date.

          (d) Buyer's acquisition of the Company Shares shall be solely for its own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

     Section 4.5 DISCLOSURE. None of the representations and warranties of Buyer set forth in this Agreement, notwithstanding any investigation thereof by the Sellers, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

                                    ARTICLE 5
                             [INTENTIONALLY OMITTED]

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

     Section 6.1 ACCESS TO INFORMATION. Upon reasonable notice, the Shareholder shall cause the Company to afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyer full access, during the period prior to the Closing Date, to all of the properties, books, contracts, commitments, records, and senior management of the Company. Unless otherwise required by law, Buyer shall hold any such information that is nonpublic in confidence, shall not use such information in its business if the Acquisition does not close, and shall return such information if the Acquisition does not close.

     Section 6.2 EXPENSES. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses.

     Section 6.3 BROKERS OR FINDERS. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Contemplated Transactions, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Section 6.4 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions, including cooperating fully with the other parties.

     Section 6.5  NON-COMPETITION COVENANTS.

          (a) NON-COMPETE COVENANT. Each of the Selling Parties, on behalf of such party and any Affiliate thereof, each agree that it or he, as the case may be, shall not, for a period of five (5) years beginning on the Closing Date (the "RESTRICTED PERIOD"), engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyer) engaged in the insurance agency business within the State of Oklahoma (the "RESTRICTED AREA"); PROVIDED, however, that the ownership or operation by the Shareholder, Parent, NAICO or their respective Affiliates of an entity engaged in (i) the marketing of annuity products to school district employees, (ii) the placement of surety bonds for general contractors whose principal place of business is located outside of the State of Oklahoma, or (iii) the placement in a wholesaler capacity of property and casualty insurance products to (A) school districts or (B) insureds engaged in the trucking business, shall not deemed a violation of this SECTION 6.5(a) (this covenant is referred to herein as the "NON-COMPETE COVENANT").

          (b) NON-SOLICITATION COVENANT. Without limiting the foregoing, and subject to the requirements of 36 O.S. section 1220, none of the Selling Parties or any of their respective Affiliates (except NAICO, with regard to accepting or servicing business) shall, during the Restricted Period, (i) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for its, his or her account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account that is part of the Purchased Book of Business, (ii) with respect to Parent, NAICO or any of their respective Affiliates, accept any Agent of Record (AOR) or Broker of Record (BOR) letters from any other insurance agents or brokers on any policies comprising the Purchased Book of Business that replace Company as the agent or broker for any such policy, or
(iii) hire or directly or indirectly solicit any employees of Buyer or its Affiliates to work for any of the Selling Parties or any of their respective Affiliates, or any company that competes with Buyer or its Affiliates. In the event that Parent, NAICO or any of their respective Affiliates accepts any such Agent of Record or Broker of Record letters from any other insurance agents or brokers on any policies comprising the Purchased Book of Business, pay Buyer an amount equal to 1.5 times (ii) the aggregate annualized policy commissions on such policies that are subject to such AOR or BOR letters (the covenants set forth in this SECTION 6.5(b) are collectively referred to as the "NON-SOLICITATION COVENANT").

          (c) NON-DISPARAGEMENT COVENANT. After the Closing Date, none of the parties shall disparage any other party or any other party's shareholders, directors, officers, employees or agents.

          (d) The Selling Parties each acknowledge and agree that the Non-Compete Covenant and Non-Solicitation Covenant are being entered into voluntarily and for consideration and that, given the nature and geographic scope of the Company's business, the Restricted Period and the Restricted Area are reasonable in time and space.

          (e) Notwithstanding anything in this Agreement to the contrary, the covenants set forth in this SECTION 6.5 shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are imperative; but the maximum territory, the actions subject to such covenants, and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which had jurisdiction over the parties and subject matter.

     Section 6.6 REMEDY FOR BREACH OF COVENANTS. In the event of a breach of the provisions of SECTION 6.5, Buyer and the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare the covenants set forth in
SECTION 6.5 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer, the Company and their affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. The Selling Parties each acknowledge that the covenants set forth in SECTION 6.5 represent an important element of the value of the Company Shares and were a material inducement for Buyer to enter into this Agreement.

     Section 6.7 SUCCESSOR RIGHTS. The covenants contained in SECTION 6.5 shall inure to the benefit of any successor in interests of Buyer by way of merger, consolidation, sale or other succession.

     Section 6.8  ERRORS AND OMISSIONS AND EMPLOYMENT PRACTICES LIABILITY
COVERAGE.

          (a) On or prior to the Closing Date, the Sellers shall cause the Company to purchase, at the Company's expense, a tail coverage extension on each of the Company's errors and omissions (E&O) and employment practices
liability (EPL) insurance policies.   Such E&O tail coverage shall have
minimum liability limits of at least $2 million per claim and $6 million aggregate with deductibles of no greater than $5,000.00 per claim and $15,000.00 in the aggregate. Such EPLI tail coverage shall have the same coverages and deductibles currently in effect. Both the E&O and EPLI tail coverages shall extend for a period of at least three (3) years from the Closing Date, and shall otherwise be in form reasonably acceptable to Buyer.
A certificate of insurance evidencing each such coverage shall be delivered to Buyer at or prior to Closing.

          (b) In lieu of the above-described tail coverages, the Sellers may elect to maintain their existing E&O and EPL insurance policies in force during such three (3)-year period, PROVIDED that (i) the Sellers maintain at least the minimum liability limits and deductibles set forth in SECTION 6.8(a) during such period, and
(ii) the Company is maintained as a named insured on such policies during such period.

     Section 6.9 ENVIRONMENTAL PROTECTION POLICY. On or prior to the Closing Date, the Sellers shall cause the Company to purchase, at the Company's expense, an environmental protection policy with respect to the Real Property. Such coverage shall extend for a period of at least five (5) years from the Closing Date, shall have a coverage limit of at least $10 million, shall name Buyer as a named insured, and shall otherwise be in form acceptable to Buyer in its sole discretion. A certificate of insurance evidencing such coverage shall be delivered to Buyer at or prior to Closing.

     Section 6.10 CONFIDENTIALITY. Each of the parties agrees to maintain the terms of this Agreement, including the consideration payable by Buyer, in strict confidence and shall not disclose such terms to any third party without the prior written consent of all parties to this Agreement, unless required to do so by law. The parties understand and agree that disclosures required by applicable securities laws shall not be deemed a violation of this covenant. The provisions of this SECTION 6.10 shall not be deemed to prevent any party from disclosing the terms of this Agreement to their accountants, counsel, or other professionals engaged by such party. Notwithstanding any provision in this SECTION 6.10, each of the parties acknowledges and agrees that Buyer shall, promptly after the Closing, issue a press release (as to which the Sellers shall have a reasonable opportunity to review and comment) containing certain details with respect to the Contemplated Transactions including, but not limited to, the Company's estimated Core Revenue for the twelve (12)-month period ending November 30, 2002.

     Section 6.11  LIABILITY FOR TAXES; PREPARATION OF TAX RETURNS.

          (a) TAXABLE PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Shareholder shall be liable for, and shall indemnify and hold Buyer and the Company harmless against, all Taxes due or payable by or with respect to the Company for any taxable year (I.E., the taxable year ended December 31, 2001) or taxable period (I.E., the taxable period beginning on January 1, 2002 and ending on the Closing Date) ending on or prior to the Closing Date ("PRE-CLOSING TAXES").

          (b) TAXABLE PERIODS ENDING AFTER THE CLOSING DATE. Buyer shall be liable for, and shall indemnify and hold the Shareholder harmless against, all Taxes due or payable with respect to the Company for any taxable year or taxable period ending after the Closing Date ("POST CLOSING TAXES").

          (c) FILING OF TAX RETURNS. The Shareholder recognizes that income Tax returns must be prepared and filed for the Company as part of the consolidated income tax returns of Shareholder with respect to Pre-Closing Taxes as a result of this Acquisition and that the Shareholder is primarily responsible for preparing and filing these returns. The Shareholder therefore agrees to prepare and file these returns promptly after the Closing, at its expense. Buyer shall cause the Company to prepare and file all Tax returns with respect to Post-Closing Taxes.

     Section 6.12 CHANGE OF COMPANY'S CORPORATE NAME. The parties each acknowledge and agree that, given the Company's close association in the insurance industry with the Shareholder and its Affiliates, Buyer shall promptly after the Closing cause the Company to amend its Certificate of Incorporation, changing the Company's corporate name to a new name (which will likely contain the words "Brown & Brown") that bears no resemblance to its current corporate name.

                                    ARTICLE 7
                                   CONDITIONS
     Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to effect the Contemplated Transactions shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

          (a) APPROVALS. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Change on the Company, shall have been filed, occurred, or been obtained.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

     Section 7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Contemplated Transactions is subject to the satisfaction of the following conditions, unless waived by Buyer:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

          (b) PERFORMANCE OF OBLIGATIONS BY THE SELLERS. The Sellers shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) DUE DILIGENCE. Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company's business and records including, without limitation, (A) all due diligence with respect to the Real Property, (B) with respect to Buyer's personal interviews with certain key employees and all producers of the Company, (C) that all employment agreements, non-compete agreements and/or non-solicitation agreements between the Company and its employees are assignable and enforceable, (D) that none of the Company's insurance carriers as of Closing is rated less than "A-" by A.M. Best, other than NAICO, PROVIDED that if NAICO falls below a "B++" rating at any time during the three (3)-year period following the Effective Date (or, in any event, if at any time after the Closing Buyer determines that it is in the Company's best interests to rewrite any business then-currently written with NAICO with other carriers), the parties each acknowledge and agree that Buyer shall have the right in its sole discretion to rewrite any business written with NAICO with other carriers, (E) Buyer having received certificates of insurance or other satisfactory evidence of the Company's purchase of the tail policies required under SECTION 6.8 hereof, and (F) that the Company has a Tangible Net Worth (as defined below) as of the Closing Date of at least seven percent (7%) of its Core Revenue for the twelve (12)-month period ended November 30, 2002.

As defined herein, the term "TANGIBLE NET WORTH" means the difference of the Company's (1) total assets MINUS (2) those assets identified as "Intangibles" on the Company's balance sheet as of the Closing Date, MINUS (3) total liabilities, determined pursuant to the Company's balance sheet as of the Closing Date, as determined by Buyer's standard audit procedures and after appropriate reductions including, but not limited to, the cost of purchasing the E&O, EPL and employee dishonesty tail coverage policies required under
SECTION 6.8 hereof, the cost of purchasing the Environmental Protection policy required under SECTION 6.9 hereof, and all distributions to the Shareholder including, without limitation, the distribution of all accounts receivable outstanding as of November 30, 2002 (the "DISTRIBUTED ACCOUNTS RECEIVABLE").

          (d) OPINION OF THE SHAREHOLDER'S COUNSEL. The Shareholder shall have delivered to Buyer the executed Opinion of Shareholder's Counsel;

          (e) RELEASE. The Shareholder shall have delivered to Buyer the Release, executed by the Selling Parties;

          (f) LAIRD EMPLOYMENT AGREEMENT. Laird shall have executed and delivered to Buyer the Laird Employment Agreement;

          (g) STAFF EMPLOYEE AGREEMENTS. The Shareholder shall have delivered executed Staff Employment Agreements to Buyer;

          (h) ASSIGNMENT OF LIFE INSURANCE POLICY. The Shareholder shall have delivered to Buyer the executed Assignment of Life Insurance Policy;

          (i) TRUST AGREEMENT. The Shareholder shall have delivered to Buyer the Trust Agreement, duly executed by the Shareholder and the Trustee;

          (j) MATERIAL ADVERSE CHANGES. There shall have been no Material Adverse Change to the Company since the Balance Sheet Date;

          (k) APPOINTMENT BY INSURANCE CARRIERS. The Shareholder shall have delivered to Buyer written evidence satisfactory to Buyer in its commercially reasonable discretion that the Company's insurance carriers are willing to appoint Buyer as their agent as of the Closing Date;

          (l) COMPANY BOARD RESOLUTIONS. The Shareholder shall have delivered to Buyer a copy of the executed Company Board Resolutions; and

          (m) NO ENCUMBRANCES. All Encumbrances on the Company Shares or any of the Company's assets shall have been satisfied and released prior to Closing.

     Section 7.3 CONDITIONS TO OBLIGATION OF THE SHAREHOLDER. The obligations of the Shareholder to effect the Contemplated Transactions are subject to the satisfaction of the following conditions, unless waived by the Shareholder:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

          (b) PERFORMANCE OF OBLIGATIONS BY BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

          (c) RELEASE. Buyer shall have executed and delivered the Release to the Shareholder;

          (d) TRUST AGREEMENT. Buyer shall have executed and delivered the Trust Agreement to the Shareholder; and

          (e) PROMISSORY NOTE. Buyer shall have executed and delivered the Promissory Note to the Shareholder.

                                    ARTICLE 8
                                 INDEMNIFICATION

     Section 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS. (a) Subject to SECTION 8.1(b), the representations, warranties and indemnities set forth in this Agreement shall survive for a period of three
(3) years from the Closing Date. All post-closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for a period of three (3) years following the Closing Date. If a party has received notice of a potential breach of a representation, covenant or warranty, or the occurrence of an otherwise potentially-indemnifiable event under this Agreement within such three (3)-year period, such party may preserve its right to assert a later claim for damages arising from such breach or event by delivering notice of same to the other party within the three (3)-year period.

          (b) Notwithstanding anything set forth in SECTION 8.1(a), all representations, warranties, covenants and indemnities in connection with any
(i) any Liabilities with respect to any Employee Benefit Plans of the Company arising prior to the Closing Date, or (iii) any Tax liabilities of the Company arising prior to the Closing Date or of the Sellers arising at any time, shall survive until the expiration of the applicable statutes of limitation.

     Section 8.2  INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYER.

          (a) To the extent that any Diverting Employee (as defined below) diverts, on or before the one (1)-year anniversary of the Closing Date, any line of coverage which is part of any account comprising the Purchased Book of Business, Buyer shall be indemnified by the Sellers (which obligations shall be joint and several) for an amount equal to (i) 1.5 TIMES (ii) the aggregate annualized policy commissions on such diverted lines of coverage, up to a maximum indemnifiable amount equal to the Down Payment Amount. For purposes of this Agreement, a "DIVERTING EMPLOYEE" means any person who is an employee of the Company to whom Buyer has extended an offer of employment but who does not become employed by Buyer, whether by virtue of refusing to sign Buyer's standard employment agreement or otherwise.

          (b) The parties agree that for a period of two (2) years commencing on the Closing Date, the Shareholder shall have a non-exclusive, royalty-free license to use of the name "LaGere & Walkingstick Insurance Agency, Inc." and the "L&W" logo for the purpose of bringing or participating in Proceedings in connection with the collection by the Shareholder of any then-outstanding Distributed Accounts Receivable; PROVIDED, however, that to the extent that (x) on or before the two (2)-year anniversary of the Closing Date, any Purchased Book of Business account (or line of coverage thereof) which comprises part of the Distributed Accounts Receivable cancels or non-renews due to the Shareholder taking commercially unreasonable actions in collecting or attempting collect the Distributed Accounts Receivable AND (y) the final Purchase Price is less than the Minimum Purchase Price Amount, Buyer shall be indemnified by the Sellers (which obligation shall be joint and several) for an amount equal to the sum of (i) any earned premium due and payable with respect to such canceled or non-renewed account or line of coverage PLUS (ii) 1.5 TIMES (B) the aggregate, annualized Core Revenue attributable to such canceled or non-renewed account or line of coverage LESS any amounts actually received by Buyer on such policies as commissions, up to a maximum indemnifiable amount equal to the amount by which the final Purchase Price is less than the Minimum Purchase Price Amount.

          (c) The Sellers, jointly and severally, agree to indemnify and hold Buyer, the Company and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur (to the extent such Adverse Consequences are not fully covered and actually paid pursuant to applicable insurance) resulting from, arising out of, relating to, or caused by (i) the breach of any of the Selling Parties' representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Company's insurance agency business or ownership of the Company Shares by the Shareholder on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on (A) conduct of the Company, its employees or the Shareholder occurring before the Closing, (B) the Company's ownership of the Real Property before the Closing, or (C) any accounts receivable, notes receivable, or agreement of the Company distributed to or assumed by the Shareholder or any Affiliate thereof prior to the Closing. For purposes of this ARTICLE 8, the phrase "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs. For purposes of this SECTION 8.2, "Adverse Consequences" also specifically includes any Adverse Consequences attributable to any deductible(s) due and payable under the tail policies which the Sellers agree to purchase pursuant to SECTION 6.9 hereof and the Environmental Protection policy which the Sellers agree to purchase pursuant to SECTION 6.10 hereof.

          (d) In addition to and without limiting the foregoing, the Sellers jointly and severally agree, from and after the Closing, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for the unpaid Taxes of any person or entity (including the Company) under United States Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     Section 8.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SELLING PARTIES. Buyer agrees to indemnify and hold the Selling Parties harmless from and against any and all Adverse Consequences the Selling Parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the insurance agency business of the Company or ownership of the Company Shares by Buyer after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Buyer or the Company occurring after the Closing.

                                    ARTICLE 9
                             [INTENTIONALLY OMITTED]

                                    ARTICLE 10
                                  MISCELLANEOUS

     Section 10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

          (a)     If to Buyer, to:

                       Brown & Brown, Inc.
                       401 E. Jackson Street, Suite 1700
                       Tampa, Florida 33602
                       Telecopy No.: (813) 222-4464
                       Attn: Laurel L. Grammig, Esq.

          (b)     If to the Selling Parties, to:

                       Chandler (U.S.A.), Inc.
                       1010 Manvel Avenue
                       Chandler, Oklahoma  74834
                       Telecopy No.: (405) 258-4574
                       Attn:  R. Patrick Gilmore, Esq.

     Section 10.2 USE OF TERM "KNOWLEDGE". With respect to the term "KNOWLEDGE" as used herein: (a) an individual shall be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other business entity shall be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve
(12) months prior to the Closing Date served, as a director or officer of such corporation or business entity has, or at any time had, Knowledge of such fact or other matter.

     Section 10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 10.5  JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

          (a) Any Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions may be brought in the courts of the State of Florida, County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. The parties agree that either or both of them may file a copy of this SECTION 10.5(a) with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this SECTION 10.5(a) may be served on any party anywhere in the world.

          (b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING RELATED TO OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT, NOTE OR INSTRUMENT CONTEMPLATED HEREIN.

     Section 10.6 ASSIGNMENT. Except as contemplated in SECTION 6.7 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

     Section 10.7 JOINT EFFORTS. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

     Section 10.8 HEADINGS. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

     Section 10.9 SEVERABILITY. In the event that any provision, covenant, section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof shall not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof shall remain valid and enforceable to the fullest extent permitted by law.

     Section 10.10 ATTORNEYS' FEES AND COSTS. The prevailing party in any Proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

     Section 10.11 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with internal Florida law without regard to conflicts-of-laws principles that would require the application of any other law.

     Section 10.12 AMENDMENT; WAIVER. This Agreement may not be amended, or any provision waived, except by an instrument in writing signed on behalf of each of the parties.


                               * * * * * * * * * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    BUYER:

                                        BROWN & BROWN, INC.


                                        By:  /s/ C. Roy Bridges
                                             -----------------------------------
                                        Name:  C. Roy Bridges
                                        Title: Regional Executive Vice President

                                    SHAREHOLDER:

                                        CHANDLER (U.S.A.), INC.


                                        By:  /s/ R. Patrick Gilmore
                                             -----------------------------------
                                        Name:  R. Patrick Gilmore
                                               ---------------------------------
                                        Title:  Senior Vice President
                                                --------------------------------


                                    PARENT:

                                        CHANDLER INSURANCE COMPANY, LTD.

                                        By:  /s/ W. Brent LaGere
                                             -----------------------------------
                                        Name:  W. Brent LaGere
                                               ---------------------------------
                                        Title:  Chief Executive Officer
                                                --------------------------------


                                    NAICO:

                                        NATIONAL AMERICAN INSURANCE
                                        COMPANY

                                        By:  /s/ R. Patrick Gilmore
                                             -----------------------------------
                                        Name:  R. Patrick Gilmore
                                               ---------------------------------
                                        Title:  Senior Vice President
                                                --------------------------------

                                    PRINCIPALS:


                                        /s/ W. Brent LaGere
                                        ----------------------------------------
                                        W. Brent LaGere, individually


                                        /s/ Mark T. Paden
                                        ----------------------------------------
                                        Mark T. Paden, individually

                             SCHEDULES AND EXHIBITS

SCHEDULE 1.2(a)(ii):       Non-Compete Amount
SCHEDULE 1.2(b)(iii):      Pro Forma
SCHEDULE 1.2(b)(iii)(D):   Profit Center Bonus Program
SCHEDULE 3.5:              Consents and Approvals
SCHEDULE 3.7(a):           Financial Statements
SCHEDULE. 3.7(c):          Undisclosed Liabilities
SCHEDULE 3.9:              Certain Changes and Events
SCHEDULE 3.10(a):          Current Book of Business
SCHEDULE 3.10(b):          Material Contracts
SCHEDULE 3.11:             Litigation and Claims
SCHEDULE 3.15(a):          Insurance Policies
SCHEDULE 3.15(c):          Employee Dishonesty Losses and/or Claims
SCHEDULE 3.17:             Employee Benefit Plans
SCHEDULE 3.18:             Intellectual Property Assets

EXHIBIT 2.2(a)(ii):        Release
EXHIBIT 2.2(a)(iii):       Opinion of the Shareholder's Counsel
EXHIBIT 2.2(a)(iv):        Laird Employment Agreement
EXHIBIT 2.2(a)(vi):        Trust Agreement
EXHIBIT 2.2(b)(ii):        Promissory Note
EXHIBIT 2.2(c):            Assignment of Life Insurance Policy